Exhibit 99

        Eaton Reports Record Sales, Net Income, and Cash Flow;
          Second Quarter Net Income Per Share up 20 Percent;
              Quarterly Dividend Increased by 11 Percent

    CLEVELAND--(BUSINESS WIRE)--July 17, 2006--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced record quarterly sales, net income, and cash flow for the second quarter of 2006. Net income per share was $1.64 for the second quarter of 2006, an increase of 20 percent over net income per share of $1.37 in the second quarter of 2005. Sales in the quarter were $3.19 billion, 12 percent above the same period in 2005. Net income was $253 million compared to $209 million in 2005, an increase of 21 percent.
    Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2006 were $1.68 versus $1.40 per share in 2005, an increase of 20 percent, and operating earnings for the second quarter of 2006 were $259 million compared to $214 million in 2005, an increase of 21 percent.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "Our second quarter results exceeded our guidance. Sales growth in the quarter of 12 percent consisted of 5 percent from organic growth, 6 percent from acquisitions, and 1 percent from exchange rates. Our end markets grew by approximately 4 percent.
    "In the second quarter, our segment operating margin before acquisition integration charges was 12.9 percent, after a reduction of
0.7 percent due to net costs associated with our Excel 07 program. Our Excel 07 program is on schedule and meeting our original expectations," said Cutler.
    Excel 07 is the program Eaton initiated in the first quarter to address resource levels and operating performance in businesses which underperformed in 2005 and businesses in which markets are expected to soften during the second half of 2006 and in 2007. As disclosed previously, the Excel 07 program includes the costs of the actions as well as funding sources such as savings generated from the actions, sales of non-strategic product lines, and benefits from corporate actions such as resolution of tax audits.
    "The net impact of our Excel 07 program in the second quarter totaled a $.09 per share benefit to earnings, slightly ahead of the $.05 per share benefit we had expected at the start of the quarter. Included in the program were benefits from the resolution of tax audits in the second quarter of $29 million," said Cutler. "For the first half of 2006, our Excel 07 program has had a positive impact of $.02 per share and in the third quarter the impact of the Excel 07 program is expected to be neutral.
    "As we survey our end markets, the year is shaping up about as we forecasted at the start of the year," said Cutler. "We expect the strong growth we experienced in many of our markets in the first half to slow somewhat over the balance of the year as markets respond to the impact of the continuing rise in interest rates in the United States and many other countries. Overall, we anticipate our markets in 2006 to grow between 4 and 5 percent.
    "Our operating cash flow for the quarter was a quarterly record of $441 million," said Cutler. "That compares to operating cash flow in the second quarter of 2005 of $322 million.
    "In light of our strong performance, and our outlook for the rest of this year and 2007, we are raising our quarterly dividend by 11 percent, from $.35 per share to $.39 per share," said Cutler. "Additionally, we took advantage of the weakness in the stock market in early June to repurchase $63 million of stock.
    "We anticipate net income per share for the third quarter of 2006 to be between $1.50 and $1.60," said Cutler. "Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.55 and $1.65 in the third quarter of 2006.
    "For the full year, we are maintaining our guidance of between $5.90 and $6.20 for net income per share and between $6.10 and $6.40 for operating earnings per share."

    Business Segment Results

    Second quarter sales for the Electrical segment were $1.04 billion, up 13 percent over 2005. Operating profits in the second quarter were $113 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $116 million, up 23 percent from results in 2005. The Excel 07 program had a positive impact of $4 million in the quarter due to the sale of a small power generation control product line.
    "End markets for our electrical business grew about 8 percent during the second quarter, with strong growth in non-residential construction markets offsetting weakness in the residential market. Our growth in power quality applications continues to be impressive," said Cutler. "In addition, our operating margins expanded to 11.2 percent, compared to 10.2 percent in the second quarter of 2005. We are particularly pleased that we were able to increase our margins despite absorbing $14 million of additional costs in the second quarter from the rise in copper prices over the past year.
    "We expect end market growth in the second half to be between 5 and 6 percent, led by strength in the non-residential construction and power quality markets."
    In the Fluid Power segment, second quarter sales were $1.03 billion, 22 percent above the second quarter of 2005. Excluding the impact of acquisitions, second quarter sales were up 4 percent compared to 2005. Fluid Power markets grew 4 percent compared to the same period in 2005, with global fluid power industry shipments up an estimated 7 percent, the commercial and business jet aerospace market up 5 percent, the defense aerospace market up 2 percent, and European automotive production down 4 percent.
    Operating profits in the second quarter were $110 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $113 million, an increase of 19 percent compared to a year earlier. There were $7 million of Excel 07 net costs in the quarter.
    "In the second quarter, the global hydraulics markets maintained the strong growth experienced in the first quarter," said Cutler. "The commercial aerospace market grew slightly less than expected, due principally to slower than expected growth in the aftermarket.
    "We announced during the quarter a joint initiative with the Environmental Protection Agency, International Truck and Bus, and United Parcel Service to test a new hydraulic hybrid diesel truck," said Cutler. "This technology offers the potential to significantly improve fuel economy and reduce carbon dioxide emissions."
    The Truck segment posted sales of $646 million in the second quarter, up 8 percent compared to 2005. NAFTA heavy-duty production was up 7 percent compared to 2005, NAFTA medium-duty production was down 1 percent, and both European truck and Brazilian vehicle production were up 2 percent.
    Operating profits in the second quarter were $133 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $135 million, an increase of 13 percent over 2005. Excel 07 net costs were $7 million during the quarter.
    "Second quarter production of NAFTA heavy-duty trucks totaled 97,000 units, about 6 percent more than in the first quarter of 2006," said Cutler. "Orders during the second quarter averaged 28,000 units per month, higher than we had expected at the start of the quarter. The backlog at the end of June was estimated to be about 205,000 units.
    The Automotive segment posted second quarter sales of $474 million, a slight increase over the second quarter of 2005. Automotive production in NAFTA was down 1 percent and in Europe was down 4 percent, compared to the second quarter of 2005.
    Operating profits were $47 million. Excluding acquisition integration charges of $1 million, operating profits were $48 million, down 28 percent from 2005. Excel 07 net costs were $12 million during the quarter.
    "The automotive markets were sluggish in the second quarter," said Cutler. "We are expecting that for 2006 as a whole the markets in NAFTA and Europe will be slightly weaker than in 2005. In light of this, we took several significant Excel 07 actions to better position our business for the future."
    Eaton Corporation is a diversified industrial manufacturer with 2005 sales of $11.1 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 60,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com

    Notice of Conference Call: Eaton's conference call to discuss its second quarter results is available to all interested parties via live audio webcast today at 10 a.m. Eastern Time through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

    This news release contains forward-looking statements concerning the third quarter 2006 and full year 2006 net income per share and operating earnings per share, our worldwide markets, and the Excel 07 program. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; unexpected difficulties in implementing the Excel 07 program; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and six months ended June 30, 2006 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                                   Three months ended Six months ended
                                        June 30           June 30
                                   ------------------ ----------------
(Millions except for per share
 data)                               2006      2005    2006     2005
                                   --------- -------- ------- --------

Net sales                            $3,186   $2,834  $6,199   $5,488
Income before income taxes              278      267     531      503
Net income                              253      209     461      396

Net income per Common Share
 assuming dilution                    $1.64    $1.37   $3.00    $2.55
Average number of Common Shares
 outstanding assuming dilution        154.3    153.4   153.7    155.2

Net income per Common Share basic     $1.67    $1.40   $3.06    $2.62
Average number of Common Shares
 outstanding basic                    151.7    149.8   151.0    151.4

Cash dividends paid per Common
 Share                                 $.35     $.31    $.70     $.62

Reconciliation of net income to
 operating earnings
-----------------------------------
Net income                             $253     $209    $461     $396
Excluding acquisition integration
 charges (after-tax)                      6        5      12       11
                                   --------- -------- ------- --------
Operating earnings                     $259     $214    $473     $407
                                   ========= ======== ======= ========

Net income per Common Share
 assuming dilution                    $1.64    $1.37   $3.00    $2.55
Per share impact of acquisition
 integration charges (after-tax)        .04      .03     .08      .07
                                   --------- -------- ------- --------
Operating earnings per Common Share   $1.68    $1.40   $3.08    $2.62
                                   ========= ======== ======= ========


See accompanying notes.


Eaton Corporation
Statements of Consolidated Income

                                   Three months ended Six months ended
                                        June 30           June 30
                                   ------------------ ----------------
(Millions except for per share
 data)                               2006      2005     2006    2005
                                   --------- -------- -------- -------

Net sales                            $3,186   $2,834   $6,199  $5,488

Cost of products sold                 2,307    2,039    4,474   3,952
Selling & administrative expense        499      446      979     865
Research & development expense           82       69      163     138
Interest expense-net                     28       22       56      44
Other (income) expense-net               (8)      (9)      (4)    (14)
                                   --------- -------- -------- -------
Income before income taxes              278      267      531     503
Income taxes                             25       58       70     107
                                   --------- -------- -------- -------
Net income                             $253     $209     $461    $396
                                   ========= ======== ======== =======

Net income per Common Share
 assuming dilution                    $1.64    $1.37    $3.00   $2.55
Average number of Common Shares
 outstanding assuming dilution        154.3    153.4    153.7   155.2

Net income per Common Share basic     $1.67    $1.40    $3.06   $2.62
Average number of Common Shares
 outstanding basic                    151.7    149.8    151.0   151.4

Cash dividends paid per Common
 Share                                 $.35     $.31     $.70    $.62


See accompanying notes.


Eaton Corporation
Business Segment Information

                                   Three months ended Six months ended
                                        June 30           June 30
                                   ------------------ ----------------
(Millions)                           2006      2005     2006    2005
                                   --------- -------- -------- -------

Net sales
Electrical                           $1,040     $924   $2,005  $1,772
Fluid Power                           1,026      842    2,000   1,627
Truck                                   646      596    1,253   1,138
Automotive                              474      472      941     951
                                   --------- -------- -------- -------
                                     $3,186   $2,834   $6,199  $5,488
                                   ========= ======== ======== =======

Operating profit
Electrical                             $113      $87     $216    $158
Fluid Power                             110       94      214     170
Truck                                   133      120      250     229
Automotive                               47       67      102     136

Corporate
Amortization of intangible assets       (11)      (7)     (22)    (14)
Interest expense-net                    (28)     (22)     (56)    (44)
Minority interest                        (2)      (1)      (3)     (2)
Pension & other postretirement
 benefit expense                        (40)     (32)     (80)    (60)
Stock option expense                     (7)       -      (13)      -
Other corporate expense-net             (37)     (39)     (77)    (70)
                                   --------- -------- -------- -------
Income before income taxes              278      267      531     503
Income taxes                             25       58       70     107
                                   --------- -------- -------- -------
Net income                             $253     $209     $461    $396
                                   ========= ======== ======== =======


See accompanying notes.


Eaton Corporation
Condensed Consolidated Balance Sheets

                                                     June 30, Dec. 31,
(Millions)                                             2006     2005
                                                     -------- --------

Assets
Current assets
--------------
Cash                                                    $125     $110
Short-term investments                                   354      226
Accounts receivable                                    2,035    1,785
Inventories                                            1,186    1,099
Deferred income taxes & other current assets             419      358
                                                     -------- --------
                                                       4,119    3,578

Property, plant & equipment-net                        2,220    2,175
Goodwill                                               3,152    3,139
Other intangible assets                                  764      626
Deferred income taxes & other assets                     630      700
                                                     -------- --------
                                                     $10,885  $10,218
                                                     ======== ========

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt, primarily commercial paper             $431     $394
Current portion of long-term debt                        477      240
Accounts payable                                       1,012      810
Accrued compensation                                     256      277
Accrued income & other taxes                             293      305
Other current liabilities                              1,010      942
                                                     -------- --------
                                                       3,479    2,968

Long-term debt                                         1,514    1,830
Postretirement benefits other than pensions              528      537
Pensions & other liabilities                           1,115    1,105
Shareholders' equity                                   4,249    3,778
                                                     -------- --------
                                                     $10,885  $10,218
                                                     ======== ========


See accompanying notes.

Eaton Corporation
Notes to Second Quarter 2006 Earnings Release
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
In 2006 and 2005, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of the larger transactions follows:


                                   Date of     Business
                                 acquisition   segment   Annual sales
                                 ------------ ---------- -------------

2006 Acquisitions
--------------------------------
Synflex business unit of Saint-   March 31,     Fluid    $120 for 2005
 Gobain Performance Plastics         2006       Power
  Corporation
    A U.S. based manufacturer of
    thermoplastic hoses and
    tubing

Marina Power and Lighting         March 24,   Electrical $11 for 2005
    A U.S. manufacturer of           2006
    marine duty electrical
    distribution products

2005 Acquisitions
--------------------------------
Aerospace division of            December 6,    Fluid    $150 for the
 PerkinElmer, Inc.                   2005       Power     year ended
                                                           June 30,
                                                             2005

Aerospace fluid and air division November 1,    Fluid    $210 for 2004
 of Cobham plc                       2005       Power

Assets of Pringle Electrical     October 11,  Electrical $6 for 2004,
 Manufacturing Company               2005                one-third of
  A U.S. manufacturer of bolted                          which were to
  contact switches and other                                 Eaton
  specialty switches

Industrial filtration business   September 6,   Fluid    $100 for the
 of Hayward Industries, Inc.         2005       Power     year ended
                                                         June 30, 2005

Tractech Holdings, Inc.           August 17,  Automotive $43 for 2004
                                     2005

Morestana S.A. de C.V.             June 30,   Automotive $13 for 2004
                                     2005

Winner Group Holdings Ltd.        March 31,     Fluid    $26 for 2004
                                     2005       Power

Pigozzi S.A. Engrenagens e         March 1,     Truck    $42 for 2004
 Transmissoes                        2005

Acquisition Integration Charges
-------------------------------
In 2006 and 2005, Eaton incurred charges related to the integration of acquired businesses. Charges in 2006 related to primarily the following acquisitions: Powerware, the electrical power systems business acquired in June 2004 and the Pringle electrical switch business acquired in October 2005; several acquisitions in Fluid Power, including the acquired operations of PerkinElmer, Inc., Cobham plc, Hayward, and Winner; and the Pigozzi, Tractech and Morestana businesses. Charges in 2005 related to primarily the following acquisitions: Powerware, the electrical division of Delta plc acquired in January 2003, and the Boston Weatherhead fluid power business acquired in November 2002. A summary of these charges follows:


                        Acquisition   Operating     Operating profit
                        integration   profit as    before acquisition
                          charges      reported   integration charges
                        ------------ ------------ --------------------

                                  Three months ended June 30
                        ----------------------------------------------
                         2006  2005   2006  2005    2006       2005
                        ------ ----- ------ ----- --------- ----------
Electrical                 $3    $7   $113   $87      $116        $94
Fluid Power                 3     1    110    94       113         95
Truck                       2     -    133   120       135        120
Automotive                  1     -     47    67        48         67
                        ------ -----
Pretax charges             $9    $8
                        ====== =====
After-tax charges          $6    $5
Per Common Share         $.04  $.03


                        Acquisition   Operating     Operating profit
                        integration   profit as    before acquisition
                          charges      reported   integration charges
                        ------------ ------------ --------------------

                                   Six months ended June 30
                        ----------------------------------------------
                         2006  2005   2006  2005    2006       2005
                        ------ ----- ------ ----- --------- ----------
Electrical                 $5   $12   $216  $158      $221       $170
Fluid Power                 6     5    214   170       220        175
Truck                       4     -    250   229       254        229
Automotive                  3     -    102   136       105        136
                        ------ -----
Pretax charges            $18   $17
                        ====== =====
After-tax charges         $12   $11
Per Common Share         $.08  $.07


The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

Retirement Benefit Plans Expense
--------------------------------
Pretax income for second quarter 2006 was reduced by $15 ($10 after-tax, or $.07 per Common Share) compared to second quarter 2005 due to increased pension and other postretirement benefit expense in 2006. This primarily resulted from the declines during 2000 through 2002 in the market related value of equity investments held by Eaton's pension plans, increased settlement costs in 2006, and the effect of the lowering of discount rates associated with pension liabilities at year-end 2005. Pretax income for first half 2006 was similarly reduced by $34 ($22 after-tax, or $.15 per Common Share) compared to first half 2005. In January 2006, Eaton made a voluntary contribution of $100 to its United States qualified pension plan.

Stock Options
-------------
Effective January 1, 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment", Eaton began to record compensation expense under the "fair-value-based" method of accounting for stock options granted to employees and directors. Expense for stock options in second quarter 2006 was $7 pretax ($5 after-tax, or $.03 both per Common Share assuming dilution and basic). For the first half of 2006, expense was $13 pretax ($9 after-tax, or $.06 per Common Share). The Company adopted SFAS No. 123(R) using the "modified prospective application" method and, as a result, financial results for periods prior to 2006 were not restated for this accounting change.

Income Taxes
------------
The effective income tax rates for second quarter and first half 2006 were 8.7% and 13.1%, respectively, compared to 21.5% and 21.3% for the same periods in 2005. The lower rates in 2006 were primarily due to an income tax benefit of $29 resulting from the favorable resolution in second quarter 2006 of multiple international and U.S. income tax items. Prior to the income tax benefit of $29 resulting from the favorable resolution of income tax items, the effective income tax rate for second quarter 2006 was 19.1%.

Repurchase of Common Shares
---------------------------
In June 2006, Eaton repurchased .895 million Common Shares in the open market at a total cost of $63.

During first quarter 2005, Eaton repurchased 3.635 million Common
Shares in the open market at a total cost of $250. In second quarter 2005, 3.380 million shares were repurchased in the open market at a total cost of $200.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

    CONTACT: Eaton Corporation
             Media Relations:
             Gary Klasen, 216-523-4736
             Email: garyklasen@eaton.com
             OR
             Investor Relations:
             William C. Hartman, 216-523-4501